EXHIBIT (6)(e)

                         INTERNET ADVERTISING AGREEMENT

     This Agreement (the "Agreement"), dated as of November 26, 2001, is entered into by and between SearchHelp, Inc., a Delaware corporation ("SearchHelp"), having its principal place of business at 1055 Stewart Avenue, Bethpage, New York 11714, and Lifetyme, LLC, a Delaware limited liability company ("Lifetyme") having its principal place of business at 607 Main Avenue, Norwalk, Connecticut 06851.

     WHEREAS, SearchHelp provides business solutions to local townships and small businesses in an effort to improve local communities. SearchHelp intends to provide small businesses with a community forum to enhance their business through business applications, advertising and other products and services and to assist in the marketing and improvement of local communities through fee based community development services (such current and intended business, together with any products or services offered on the SearchHelp Website (as defined herein), the "SearchHelp Business"). SearchHelp operates and maintains an Internet website located at the URL "www.searchhelp.com" (the "SearchHelp Website") in connection with its provision of such services;

     WHEREAS, Lifetyme has developed a concept called the "Wellness Club", through which Lifetyme provides to member of the Wellness Club, among other things, discounts on certain medical services, vitamins, nutritional supplements and medicines. Lifetyme intends to maintain its own Internet website located at the URL www.ltwellness.com (the "Lifetyme Website");

     WHEREAS, Lifetyme seeks to advertise on the SearchHelp Website and in certain marketing materials of SearchHelp (the "Marketing Materials") in order to increase its brand recognition, increase membership in the Wellness Club and increase sales of its services and products to the members of the Wellness Club; and

     WHEREAS, SearchHelp shall be the exclusive Internet advertiser of Lifetyme and its products and services.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, SearchHelp and Lifetyme hereby agree as follows:

SECTION 1.     PROMOTION OF LIFETYME.

     (a) Lifetyme agrees that, during the Term of this Agreement, it shall not advertise, sell or distribute any promotional information, products or services on any Internet website (each a "Third Party Website") other than the SearchHelp Website or a website of a business that does not compete with the SearchHelp Business unless the Third Party Website in connection with such advertising, sale or distribution of promotional information, products or services directs the viewer solely to the SearchHelp Website (and not the Lifetyme Website) via a hyperlink.

     (b) SearchHelp agrees that, during the Term of this Agreement, SearchHelp Website shall provide (i) links to the Lifetyme Website, (ii) advertisements for Lifetyme and/or (iii) ad banners for Lifetyme. SearchHelp shall also provide advertising for Lifetyme in certain of its Marketing Materials. The advertising in the Marketing Materials shall direct the reader to contact Lifetyme via telephone, e-mail and/or regular mail in a manner that can be tracked by SearchHelp. The terms of the promotional advertising will be as set forth in EXHIBIT A attached hereto.

     (c) Lifetyme shall be solely responsible for fulfilling all orders for its products and services and collecting all revenue for such products and services.

SECTION 2.     REFERRALS TO LIFETYME.

     (a) Lifetyme shall track the number of referred users, customers and visitors referred from the SearchHelp Website to the Lifetyme Website (collectively, the "Web Visitors") and the number of referred users, customers and visitors referred from the Third Party Website to Lifetyme Website through the SearchHelp Website (collectively, the "Third Party Visitors") using computer programs to track Web Visitors and Third Party Visitors that join the Wellness Club or purchase products of Lifetyme by clicking on hyperlinks that direct them to the Lifetyme Website. Lifetyme agrees to set up a separate telephone line(s), email address and post office box for customers and visitors referred from SearchHelp's Marketing Materials (the "Print Visitors" and together with the Web Visitors and the Third Party Visitors, the "Visitors") in order to allow SearchHelp to track the number of Visitors generated by the Marketing Materials that join the Wellness Club (the "SearchHelp Wellness Club Members") and to track the purchase of products of Lifetyme by Visitors who do not join the Wellness Club ("Non-Member Visitors") and SearchHelp Wellness Club Members.

     (b) Lifetyme shall provide to SearchHelp, within fifteen (15) days after the end of each month, a report (the "Report") showing in reasonable detail the actual number of SearchHelp Wellness Club Members that joined Lifetyme during such month and the amount of products of Lifetyme purchased by Non-Member Visitors and SearchHelp Wellness Club Members during such month. Such report shall also include a calculation of the amount owed to SearchHelp for such month pursuant to Section 3 below.

     (c) Upon reasonable notice and during business hours, SearchHelp shall have the right to have an independent third party selected jointly by SearchHelp and Lifetyme audit the books and records of Lifetyme as necessary to verify the actual number of SearchHelp Wellness Club Members and the amount of products and services purchased by Non-Member Visitors and SearchHelp Wellness Club Members. The cost and expense of such audit shall be borne by SearchHelp, provided that, if there is a discrepancy of greater than ten (10%) percent between the number of SearchHelp Wellness Club Members reported by Lifetyme pursuant to this Section 2 and the number of SearchHelp Wellness Club Members determined by the third party audit or if there is a discrepancy of greater than ten (10%) percent between the amount of products and services purchased by

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SearchHelp Wellness Club Members or Non-Member Visitors, as applicable, pursuant to this  Section  2 and  the  amount  of  products  and  services  purchased  by
SearchHelp  Wellness  Club  Members  or  Non-Member  Visitors,   as  applicable,
determined by the third party audit, the cost and expense of such audit shall be borne by Lifetyme.

SECTION 3. REMUNERATION. Lifetyme shall pay to SearchHelp (a) an amount equal to ten (10%) percent of the initial Wellness Club membership fee for each Web Visitor and Print Visitor upon their becoming a Wellness Club Member and an additional amount to be agreed upon by Lifetyme and SearchHelp for each year such Web Visitor or Print Visitor, as applicable, remains a member of the Wellness Club; (b) an amount equal to five (5%) percent of the purchase price of the aggregate products sold by Lifetyme in an initial order of a Web Visitor or Print Visitor, as applicable, that has become a Wellness Club Member; (c) an amount equal to five (5%) percent of the initial Wellness Club membership fee for each Third Party Visitor upon their becoming a Wellness Club Member and an additional amount to be agreed upon by Lifetyme and SearchHelp for each subsequent year such Third Party Visitor remains a member of the Wellness Club;
(d) an amount equal to five (5%) percent of the purchase price of the aggregate products sold by Lifetyme in an initial order of a Third Party Visitor that has become a Wellness Club Member; (e) an amount equal to ten (10%) percent of the purchase price of the aggregate products sold by Lifetyme in an initial order of a Non-Member Visitor; (subsections (a) through (e) together being the "Fee Payment"). Lifetyme shall pay the Fee Payment at the same time it furnishes the Report to SearchHelp.

SECTION 4.     ISSUANCE OF SHARES.

     (a) In consideration for the right to extend the Term of this Agreement, SearchHelp agrees to issue, and Lifetyme hereby subscribes to purchase, five-hundred thousand (500,000) shares of common stock of SearchHelp, $.0001 par value per share (the "Shares") for a purchase price of $.001 per share or an aggregate of Five Hundred ($500) Dollars. Lifetyme agrees that it has assigned its right to purchase the Shares to certain shareholders of Lifetyme set forth in Exhibit B (the "Lifetyme Shareholders") and that the grant of rights to the Lifetyme Shareholders by SearchHelp is in full satisfaction of the obligations of SearchHelp to Lifetyme.

     (b) In connection with the issuance of the Shares, the Lifetyme Shareholders shall, concurrently with the execution hereof, execute and deliver to SearchHelp the subscription agreement in substantially the form attached hereto as Exhibit C (the "Subscription Agreement"). The Shares, when issued in accordance with the terms of the Subscription Agreement, shall be fully paid and non-assessable but shall bear a legend and be subject to the restrictions set forth in the Subscription Agreement.

     (c) Lifetyme shall also have the right to subscribe to purchase an additional five-hundred thousand (500,000) shares of common stock of SearchHelp,

$.0001 par value per share (the "Additional Shares") for a purchase price of $.001 per share, or Five Hundred ($500) Dollars, in the event this Agreement is extended pursuant to Section 5(b) herein. In the event Lifetyme assigns its right to purchase the Additional Shares to its shareholders, it agrees that the grant of such rights by SearchHelp to its shareholders will be in full satisfaction of the obligations of SearchHelp to Lifetyme. In connection with the issuance of the Additional Shares, Lifetyme and/or its permitted assignees shall execute and deliver to SearchHelp a subscription agreement in substantially the form of the Subscription Agreement. The Additional Shares, when issued in accordance with the terms of the Subscription Agreement, shall be fully paid and non-assessable but shall bear a legend and be subject to the restrictions set forth in the Subscription Agreement.

SECTION 5.        TERM AND TERMINATION.

     (a) Except as otherwise provided in this Agreement, the term of this Agreement shall commence on the date first written above and shall continue for a period of eighteen (18) months (the "Term").

     (b) Commencing on the date first written above and continuing for a period of nine (9) months, SearchHelp shall have the right to extend the Term of this Agreement for an additional eighteen (18) months upon providing written notice to Lifetyme not less than thirty (30) days prior to the expiration date of the initial Term.

     (c) This Agreement may be terminated by either party in the event of a breach of any provision of this Agreement, provided such terminating party notifies the breaching party in writing thirty (30) days prior to the date of the desired termination and the breaching party has not cured such breach within seven (7) days of such notice. Upon any termination or expiration of this Agreement, all rights granted to Lifetyme under this Agreement shall terminate.

     (d) Notwithstanding the foregoing, SearchHelp shall have the right to terminate this Agreement in the event of a breach of any provision of the Subscription Agreement by any Lifetyme Shareholder, and Lifetyme shall have the right to terminate this Agreement in the event of a breach of any provision of the Subscription Agreement by SearchHelp, provided SearchHelp notifies Lifetyme, or Lifetyme notifies SearchHelp, as applicable, in writing thirty (30) days prior to the date of the desired termination and the breaching party has not cured such breach within seven (7) days of such notice.

SECTION 6.        COVENANTS AND WARRANTIES.

     (a) Each party warrants that it is a valid corporation, duly organized under the laws of the State of its incorporation, with the full power and authority to enter into this Agreement and to perform its obligations hereunder.

     (b) SearchHelp shall remain solely responsible for the operation of the SearchHelp Website and warrants that it will use its best business efforts to maintain the SearchHelp Website and that the SearchHelp Website shall not contain content that is unlawful, threatens another person or entity, defamatory, obscene, libelous or pornographic. SearchHelp acknowledges that Lifetyme does not give any guarantees or warranties that access to the Lifetyme Website will be uninterrupted or error free and that the Lifetyme Website may be subject to the temporary shut downs due to causes beyond Lifetyme's control.

     (c) Lifetyme will remain solely responsible for the operation of the Lifetyme Website. Lifetyme warrants that it will use its best business efforts to maintain the Lifetyme Website and that the Lifetyme Website shall not contain content that is unlawful, threatens another person or entity, defamatory, obscene, libelous or pornographic. Lifetyme acknowledges that SearchHelp does not give any guarantees or warranties that access to the SearchHelp Website will be uninterrupted or error free and that the SearchHelp Website may be subject to the temporary shut downs due to causes beyond SearchHelp's control.

     (d) SEARCHHELP SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING THE NUMBER OF VISITORS, CUSTOMERS OR USERS DIRECTED TO LIFETYME OR THE LIFETYME WEBSITE, THE AMOUNT OF SALES THAT LIFETYME MAY GENERATE DURING THE TERM OF THIS AGREEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE SEARCHHELP
WEBSITE WILL BE WITHOUT DEFECT, INTERRUPTION, COMPUTER VIRUSES, INFECTION, TROJAN HORSES OR OTHER CODE THAT MANIFESTS CONTAMINATION OR DESTRUCTIVE PROPERTIES.

     (e) Lifetyme covenants and agrees that it is and shall at all times remain in compliance with all federal and state laws, regulations, ordinances and licenses.

     (f) SearchHelp covenants and agrees that it is and shall at all times remain in compliance with all federal and state laws, regulations, ordinances and licenses.

     (g) Lifetyme represents and warrants that it owns all of the Lifetyme Intellectual Property or has a valid license to use the Lifetyme Intellectual Property as it is currently being used.

     (h) SearchHelp represents and warrants that it owns all of the SearchHelp Intellectual Property or has a valid license to use the SearchHelp Intellectual Property as it is currently being used.

     (i) Lifetyme represents and warrants that it does not sell and will not sell insurance or insurance related products to members of the Wellness Club and that Lifetyme receives no compensation from members in the Wellness Club for providing any insurance or insurance related products.

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

     (j) Lifetyme covenants and agrees that it will not at any time during the Term or within six (6) months thereafter (i) sell insurance or insurance related products to members of the Wellness Club (including SearchHelp Wellness Club Members) or (ii) receive compensation from members of the Wellness Club (including SearchHelp Wellness Club Members) for providing any insurance or insurance related product.

     (k) Lifetyme agrees that it shall provide links from the Lifetyme Website to the SearchHelp Website.

     (l) Each party hereto agrees that (i) during the Term of this Agreement it shall not engage in a business substantially similar to that of the other or distribute or sell products substantially similar to those offered by the other during the Term and (ii) for a period of six months following the termination of this Agreement it shall not engage in a business substantially similar to that of the other or distribute or sell products substantially similar to those offered by the other as of the date of termination of this Agreement.

SECTION 7.        LIMITATION OF LIABILITY.

     SEARCHHELP WILL NOT BE LIABLE TO LIFETYME FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST DATA, ARISING OUT OF THIS AGREEMENT. SEARCHHELP'S ENTIRE LIABILITY ARISING FROM THIS AGREEMENT WILL NOT EXCEED THE AMOUNTS PAID BY LIFETYME UNDER THIS AGREEMENT. NOTWITHSTANDING THE AFOREMENTIONED, THIS SECTION 7 SHALL NOT BE APPLICABLE IN THE EVENT THAT EITHER PARTY SHALL SEEK TO ENFORCE SECTION 6(l) HEREOF.

SECTION 8.        INTELLECTUAL PROPERTY.

     (a) Lifetyme hereby grants to SearchHelp, for the term of this Agreement, a non-exclusive, nontransferable, royalty-free license to use computer graphics and text of trade names, logos, service marks and trademarks (the "Lifetyme Intellectual Property") to establish and promote Lifetyme's brand and presence on the SearchHelp Website and to otherwise perform its obligations under this Agreement. Lifetyme reserves the right to approve of such computer graphics and text before SearchHelp implements such computer graphics and text on the SearchHelp Website. Subject to the license granted to SearchHelp, Lifetyme reserves all of its right title and interest in the Lifetyme Intellectual Property.

     (b) Lifetyme shall have no rights to use or reproduce SearchHelp's tradenames, logos, trademarks, service marks, and any computer graphics or text relating thereto (the "Company Intellectual Property"), and shall not use SearchHelp Intellectual Property for any purpose without the prior written consent of SearchHelp.

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

SECTION 9.        CONFIDENTIAL INFORMATION.

     (a) Each party agrees that it will keep confidential any and all commercial, technical, trade secret, customer, financial or business information concerning the other party to which it may become aware (the "Confidential Information") during the course of this Agreement, and for two (2) years after the termination or cancellation of this Agreement, and will not disclose all or any part of such information to any third party. Each party will use such Confidential Information only in pursuit of its duties under this Agreement for the Term of this Agreement. Each party shall take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees.

     (b) Each party shall promptly return all Confidential Information, including any and all copies of such Confidential Information, upon the termination or cancellation of this Agreement, or upon any written request from the other party.

     (c) Confidential Information shall not include information that is known to the receiving party at the time of disclosure, publicly known information, information independently developed by the nondisclosing party, or information approved for release upon a prior written consent of the disclosing party.

     (d) In the event of any intentional breach of this Section 9, the non-breaching party will be entitled to any remedies available at law and/or in equity.

SECTION 10.       INDEMNITY.

     (a) Lifetyme agrees to defend, indemnify, and hold harmless SearchHelp and its officers, directors, agents, and employees, against all costs, expenses, and losses incurred through claims of third parties against SearchHelp based on or arising out of breach of this Agreement, including
Section 6(e) and Section 6(g), and any covenants, representations and warranties herein, unless such claim is caused by SearchHelp's gross negligence, bad faith or violation of this Agreement. In the event a third party claim is brought against SearchHelp, Lifetyme shall engage counsel reasonably satisfactory to SearchHelp, provide that no settlement shall be made without SearchHelp's prior written consent. If Lifetyme fails or refuses to defend any such claim, SearchHelp may assume control of the defense and Lifetyme shall indemnify and hold harmless SearchHelp and its officers, directors, agents and employees for all fees, costs and expenses associated with or arising from such defense.

     (b) SearchHelp agrees to defend, indemnify, and hold harmless Lifetyme and its officers, directors, agents, and employees, against all costs, expenses, and losses incurred through claims of third parties against Lifetyme based on or arising out of breach of this Agreement and any covenants, representations and warranties herein, unless such claim is caused by Lifetyme's gross negligence, bad faith or violation of this Agreement. In the event a third party claim is brought against Lifetyme, SearchHelp shall engage counsel reasonably satisfactory to Lifetyme, provide that no settlement shall be made

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

without Lifetyme's prior written consent. If SearchHelp fails or refuses to defend any such claim, Lifetyme may assume control of the defense and SearchHelp shall indemnify and hold harmless Lifetyme and its officers, directors, agents and employees for all fees, costs and expenses associated with or arising from such defense.

SECTION 11.       MISCELLANEOUS.

     (a) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. SearchHelp may not assign its rights under this Agreement except to an affiliate of SearchHelp or with the prior written consent of Lifetyme. Lifetyme may not assign its rights under this Agreement without the prior written consent of SearchHelp. Any attempted assignment in violation of this provision shall be void.

     (b) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (c) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

     (d) INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that strict enforcement of the terms of Section 6(l) is necessary for the purpose of ensuring the preservation, protection and continuity of the business, trade secrets and goodwill of each party and that, in furtherance of such purpose, the restrictive covenant imposed by Section 6(l) is narrow, reasonable and fair. If any part of Section 6(l) is determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then Section 6(l) is intended to and shall extend only for such period of time, in such area and with respect to such activities as are determined to be reasonable. Each party hereby expressly acknowledges and agrees that any breach or threatened breach of any of the terms set forth in Section 6(l) of this Agreement may result in significant and irreparable damage to the other party. Therefore, each party hereby agrees that the other party shall be entitled, in addition to any other remedies available at law, to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 6(l) of this Agreement.

     (e) NOTICES. All notices, requests and other communications provided for in this Agreement shall be in writing (including facsimile transmission and confirmed in original writing) and mailed (prepaid first class registered mail or overnight courier), sent by facsimile, or delivered, to a party at its address specified below or to such other person or address as shall be designated by such party in a written notice to the sender. All such notices and communications shall be effective (a) if mailed, on the day on which receipt of delivery is received by the party sending the notice, (b) on the next business day for the intended recipient after being delivered to a service for overnight

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

delivery,  (c) if  sent  by  facsimile,  on the day  transmitted  by  facsimile;
provided, that any notice so delivered after 5 p.m. local time at the location of the intended recipient shall be effective on the next business day; or (d) if delivered, upon delivery. Actual notice shall always be effective.

                  If to Lifetyme:           607 Main Avenue
                                            Norwalk, Connecticut 06851
                                            Attn:  Michael Salpeter, D.M.D.
                                            Fax:  (203) 849-5959

                  With a copy to:           Nixon Peabody LLP
                                            1 Citizens Plaza
                                            Providence, RI 02903
                                            Attn: Joseph White
                                            Fax:  (401) 454-1030

                  If to SearchHelp:         SearchHelp, Inc.
                                            1055 Stewart Avenue, Suite 12
                                            Bethpage, New York 11714
                                            Attn.:  Debbie Seaman
                                            Fax:  (516) 624-0638

                  With a copy to:           Tannenbaum Helpern Syracuse &
                                            Hirschtritt LLP
                                            900 Third Avenue
                                            New York, New York 10022
                                            Attn:  Stephen Rosenberg, Esq.
                                            Fax:  (212) 371-1084

     (f) AMENDMENT AND WAIVER. Except as otherwise expressly set forth in this Agreement, the terms of this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived (either generally or in a particular instance and either retroactively or prospectively), without the written consent of SearchHelp and Lifetyme.

     (g) COMPLETE AGREEMENT. This Agreement (including any Exhibits attached hereto) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

     (h) PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

     (i) COUNTERPARTS, FACSIMILE, SIGNATURES. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

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

     (j) SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     (k) SURVIVAL. Section 7 and Section 10 shall survive the termination of this Agreement.


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]


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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                              SEARCHHELP, INC.



                                              By:  /s/ William J. Bozsnyak
                                                 ------------------------------
                                                 Name:  William J. Boznyak
                                                 Title:  Chief Executive Officer



                                              LIFETYME, LLC



                                              By: /s/ Michael Salpeter
                                                 ------------------------------
                                                 Name: Michael Salpeter, D.M.D.
                                                 Title:  Chairman



                                              By: /s/ Bernard J. White
                                                 ------------------------------
                                                 Name: Bernard J. White.
                                                 Title:  President and
                                                 Chief Executive Officer

                                    EXHIBIT A

Lifetyme may place graphics of its logo or other trademarks and hyperlinks to the Lifetyme Website on two (2) pages of the SearchHelp Website and will display run of the site ads throughout the site.

* SearchHelp shall place ad banners from Lifetyme on the SearchHelp Website.

Membership Services and Benefits                        SILVER                 GOLD          PLATINUM

         Membership Cost (yearly)                        $169                  $199            $239


Health Services

Prescription Drugs and Prescription by Mail               X                     X                X

Dental Plan                                               X                     X                X

Vision Plan                                               X                     X                X

Hearing Plan                                              X                     X                X

Chiropractic Plan                                         X                     X                X

Vitamins/Nutritional Supplements & OTC Products           X                     X                X

Podiatry Plan                                                                                    X

Durable Medical Equipment                                                                        X

Travel Benefits-Auto/Hotel Rental                                                                X

Medifile                                                                                         X

Membership Benefits

Hospital & Emergency Room Coverage                   up to $6,000          up to $6,000      Up to $12,000

Health Care Deductible Reimbursement Coverage


                                                         $100                  $250              $400


Accidental Death & Dismemberment                 $1,000 main wager     $25,000 main wager;   $40,000 main
                                                                       $25,000 death of      wager; $25,000
                                                                       spouse;  $10,000      death  of spouse;
                                                                       death of child up     $10,000 death of
                                                                       to four               child up to four

Disability                                                                    $1,500               $3,000



                                    EXHIBIT B


Name                                     Michael Salpeter, D.M.D.               Bernard J. White
Address:                                 31 Nicholas Avenue                     7 Judith Drive
                                         Greenwich, CT  06831                   Danbury, CT  06811
Phone:                                   203-849-3322                           203-849-3375
Fax:                                     203-849-5959                           203-849-5959
SS#                                      ###-##-####                            ###-##-####

Name                                     Edward Spindel                         Michael Spindel
Address:                                 2996 Belgium Road                      7 Laurel Point
                                         Baldwinville, NY  13044                Huntington, WV  25705
Phone:                                   304-697-8760                           304-697-5272
Fax:                                     315-635-2525                           304-697-5273
SS#                                      ###-##-####                            ###-##-####

Name:                                    Robert Levin                           Todd Brady
Address:                                 2134 Sunderland Avenue                 17137 Rand Drive
                                         Wellington FL  33414                   Fountain Hills, AZ  85268
Phone:                                   561-798-5192                           480-816-6359
Fax:                                     561-964-4769                           480-816-6359
                                                                                - answering machine star 51 then send
SS#                                      ###-##-####                            ###-##-####

Name:                                    William Tennant                        Craig Yale Bloom
Address                                  2916 Russell Street                    2522 Dana Street
                                         Berkeley, CA  94705                    Suite 202
                                                                                Berkeley, CA  94704
Phone:                                   510-848-3143                           510-848-1055
Fax                                      510-848-2522;                          510-848-9100
                                         510-841-4660
SS#                                      ###-##-####                            ###-##-####



                                    EXHIBIT C



                     [Attach form of Subscription Agreement]


                                       4